Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of March 1, 2009, by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and PAUL W. FIDDICK, a Virginia resident (“Executive”).
RECITALS
     WHEREAS, Employer and its affiliates are engaged in the ownership and operation of certain radio stations, magazines, and related operations (together, the “Emmis Group”); and
     WHEREAS, Employer desires to employ Executive and Executive desires to be so employed.
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
     1. Employment Status and Duties. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer. During the Term (as defined herein), Executive shall serve as President – International Division. Executive shall have such duties, functions, authority and responsibilities as are commensurate with such position. Executive’s services hereunder shall be performed on an exclusive, full-time basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or business activities without the prior written consent of Employer. Executive shall be permitted to serve on the board of charitable or civic organizations so long as such services: (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement. It is understood and agreed that the location for the performance of Executive’s duties and services pursuant to this Agreement shall be at Executive’s home office located in Arlington, Virginia; provided, however, that in the event Employer establishes an office in or near the Washington, D.C. metropolitan area at any time during the Term, Executive shall be required to work from such office as requested by Employer. If Executive is elected as a Director of Emmis Communications Corporation, he shall serve in such position without additional remuneration (unless Employer elects to remunerate “inside directors”) but shall be entitled to the benefit of indemnification pursuant to the terms of Section 15.12. Executive shall also serve without additional remuneration as a director and/or officer of one (1) or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by Employer and shall also be entitled to the benefit of indemnification pursuant to the terms of Section 15.12.

     2. Term. The term of this Agreement shall be for a period of one (1) year commencing on March 1, 2009, and continuing until February 28, 2010, unless earlier terminated or extended in accordance with the provisions set forth in this Agreement (the “Term”). Unless Executive or Employer provides the other written notice prior to December 31 of the then-current Contract Year (as defined below) of such party’s election not to allow the Agreement to automatically renew, the Agreement shall automatically renew for successive one year periods. Each year commencing on March 1 and ending on the last day of February during the Term shall be a “Contract Year.” Upon failure of either party to make the foregoing election by December 31, the Term of this Agreement shall be deemed renewed for the Contract Year commencing the following March 1 and, as used throughout this Agreement, “Term” shall include such additional Contract Year.
     3. Base Salary; Auto Allowance. Upon the terms and subject to the conditions set forth in this Agreement, Employer shall pay or cause to be paid to Executive an annualized base salary (the “Base Salary”), payable pursuant to Employer’s customary payroll practices and subject to applicable taxes and withholdings as required by law, for each Contract Year, as set forth below:
Contract Year commencing
March 1, 2009:                    $360,000
Each additional Contract Year: Executive’s Base Salary for the previous Contract Year, plus an amount that is equal to the greater of: (a) three percent (3%) of the Executive’s Base Salary for the previous Contract Year; (b) the percentage increase in the Revised Consumer Price Index for All Urban Consumers—U.S. Cities Average, all items (base 1982/84 = 100) as published by the Bureau of Labor Statistics, U.S. Department of Labor (the “CPI”) which shall be determined by comparing the CPI for October in the calendar year prior to the year in which the Base Salary is to be adjusted to the calendar year preceding the latter-described year; or (c) the percentage increase in the Executive’s Base Salary as specified in writing by the Compensation Committee of the Board of Directors of Emmis Communications Corporation (the “Compensation Committee”). For example and by way of illustration of subsection (b) above, in regard to the adjustment to be made for the Contract Year commencing March 1, 2010, the parties would calculate the percentage increase in the CPI from October of 2008 to October 2009. In the event the CPI shall be discontinued, changed, or otherwise becomes unavailable, the parties will convert to the then-published index of the Bureau of Labor Statistics so as to continue to calculate adjustments on the same basis as described above.
     Except as otherwise set forth herein, Employer shall have no obligation to pay Executive the Base Salary for any periods during which Executive fails or refuses to render services pursuant to this Agreement or for any period following the expiration or termination of this Agreement. In addition, it is understood and agreed that Employer may, at its sole election, pay up to ten percent (10%) of Executive’s Base Salary in Shares (as defined below in Section 4.3); provided that: (i) Executive is able to sell those Shares on substantially the same terms and conditions applicable to Employer’s stock compensation plan in effect through 2005; and (ii) the percentage of Executive’s Base Salary payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as that utilized for other senior management level employees.
     During the Term, Executive shall receive a monthly auto allowance in the amount of One Thousand Dollars ($1,000) (subject to withholding and applicable taxes as required by law) consistent with Employer’s policy or practices regarding such allowances, as such policy or practices may be amended from time to time during the Term in Employer’s sole and absolute discretion; provided, however, that in no event shall the auto allowance amount paid to Executive pursuant to this provision be reduced.
     4. Incentive Compensation.
     4.1 Bonus Amounts. Upon the terms and subject to the conditions set forth in this Section 4, each Contract Year Executive shall be eligible to receive one (1) performance bonus in a target amount equivalent to Fifty-Eight and 33/100 percent (58.33%) of Executive’s Base Salary, and the exact amount of such performance bonus, if any, shall be determined on the basis of Executive’s attainment of certain performance and financial goals to be determined by Employer, from time to time, in its sole and absolute discretion.
     4.2 Payment of Bonus Amounts. Employer shall pay or cause to be paid to Executive the foregoing bonus amounts if earned according to the terms and conditions set forth in Section 4.1; provided, that, at the end of each applicable Contract Year: (i) this Agreement is in full force and effect and has not been terminated for any reason (other than due to a material breach of this Agreement by Employer); and (ii) Executive is fully performing all of Executive’s duties and obligations pursuant to this Agreement and is not in breach of any of the material terms and conditions of this Agreement. In addition, it is understood and agreed that Employer may, at its sole election, pay any bonus amounts earned by Executive pursuant to this Section 4 in cash or Shares; provided that the Shares evidencing any portion thereof shall be freely transferable when delivered to Executive, subject to Employer’s securities trading policy and applicable federal and state law. In the event that Employer elects pursuant to this Section 4.2 to pay any bonus amounts in Shares, the percentage of bonus amounts payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as that utilized for senior management level employees. Any bonus amounts earned by Executive pursuant to the terms and conditions of this Section 4 shall be paid after the end of the Contract Year for which the bonus is paid (but in no event later than ninety (90) days after the end of such Contract Year). Any and all bonus amounts payable by Employer to Executive pursuant to this Section 4 shall be subject to applicable taxes and withholdings as required by law.

     4.3 Equity Incentive Compensation. At such time or times each Contract Year when Employer grants equity incentive compensation to its senior management level employees (but in no event later than ninety (90) days after February 28, 2009 or, if this Agreement is renewed, in no event later than ninety (90) days after the expiration of the previous Contract Year), Executive shall be granted options and restricted shares as follows:
(i) an option (“Option”) to acquire Twenty-One Thousand Nine Hundred Fifty-Two (21,952) shares of Class A Common Stock of Emmis Communications Corporation (the “Shares”); and (ii) Six Thousand Five Hundred Eighty-Five (6,585) restricted Shares (the “Restricted Shares”).
     Each Option granted pursuant to this Section 4.3 shall: (i) have an exercise price per share equal to its Fair Market Value (as defined in the applicable Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by Emmis Communications Corporation and generally used to make equity-based awards to management-level employees of the Emmis Group (the “Plan”)); (ii) notwithstanding any other provisions in this Agreement, be granted according to the terms and subject to the conditions of the Plan; (iii) be evidenced by a written grant agreement containing such terms and conditions as are generally provided for other management-level employees of the Emmis Group (including vesting requirements); and (iv) be exercisable for Shares with such restrictive legends on the certificates in accordance with the Plan and applicable securities laws. Options granted pursuant to this Section 4.3 are intended to satisfy the regulatory exemption from the application of Code Section 409A for certain options for service recipient shares, and they shall be administered accordingly. Any Restricted Shares granted pursuant to this Section 4.3 shall be granted according to the terms and subject to the conditions of the Plan and shall include a restrictive legend as provided for by the Plan.
     4.4 Completion Bonus. On the condition that Executive remains employed by Employer, on a full-time, continuous basis, through February 29, 2012, Employer shall make a cash payment to Executive in an amount equal to the average annual Base Salary paid to Executive during the Term (“Completion Bonus”), subject to applicable taxes and withholdings as required by law. The Completion Bonus shall be paid to Executive within ten (10) days after February 29, 2012. Notwithstanding the foregoing, Employer shall pay a pro-rated portion of the Completion Bonus to Executive within two (2) weeks after termination of Executive’s employment if the effective date of such termination is prior to March 1, 2012 and such termination is: (i) due to Executive’s death, or (ii) on account of Executive’s incapacity pursuant to Section 10, or (iii) by Employer other than for Cause (as defined below), or (iv) due to Employer’s election not to renew this Agreement according to its terms for any Contract Year after February 28, 2010. Such pro-rated portion shall be based upon the number of calendar days elapsed between March 1, 2009 and the date of termination divided by the total number of calendar days between March 1, 2009 and February 29, 2012.

     5. Expenses; Travel. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in connection with the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided such expenses are otherwise in accordance with Employer’s policies. Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement.
     6. Fringe Benefits.
     6.1 Vacation and Other Benefits. Each Contract Year, Executive shall be entitled to four (4) weeks of paid vacation in accordance with Employer’s applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive-level employees of Employer in accordance with and to the extent that Executive is eligible under, the general provisions of Employer’s fringe benefit plans or programs; provided, however, Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
     6.2 Life and Disability Insurance. Each Contract Year, Employer agrees to reimburse Executive in an amount not to exceed Five Thousand Dollars ($5,000) for the annual premium associated with Executive’s purchase or maintenance of a life or disability insurance policy or other insurance policies on the life, or related to the care, of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer’s obligations under this Section 6.2 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject policy or policies, including without limitation, passing any required physical examinations.
     7. Confidential Information.
     7.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop, proprietary and confidential information concerning the business of Employer and/or other members of the Emmis Group which, if known to Employer’s competitors, would damage Employer, other members of the Emmis Group and their respective businesses. Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer or any other member of the Emmis Group which is not generally available to the public other than through the activities of Executive. Executive further agrees that, immediately upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which Executive received from or developed on behalf of Employer or any member of the Emmis Group in connection with Executive’s employment prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
     7.2 Ownership of Materials. Employer shall solely and exclusively own all rights of every kind and nature in perpetuity and throughout the universe in: (i) the programs and broadcasts on which Executive appears or for which Executive renders services to Employer in any capacity; (ii) the results and proceeds of Executive’s services pursuant to this Agreement including, without limitation, those results and proceeds provided in connection with the creation, development, preparation, writing, editing or production by Executive or any employee of any member of the Emmis Group of any and all materials, properties or elements of any and all kinds for the programs on which Executive appears or for which Executive renders services (whether directly or indirectly); and (iii) any business, financial, sales or marketing plans and strategies, documents, presentations, or other similar materials, regardless of kind or character, each of which Executive acknowledges is a work specially ordered by Employer which shall be considered to be a “work made for hire” for Employer. Therefore, Employer shall be the author and copyright owner of the programs on which Executive appears or for which Executive renders services pursuant to this Agreement, the broadcasts and tapes or recordings thereof for all purposes without limitation of any kind, and all materials described in the immediately preceding sentence. All characters developed for the programs and broadcasts during the Term shall be solely and exclusively owned by Employer, including all right, title and interest thereto. The exclusive legal title to all of the aforesaid works and matters, programs, broadcasts, and materials and all secondary and derivative rights therein, shall belong, at all times, to Employer which shall have the right to copyright the same and apply for copyright registrations and copyright renewal registrations and to make whatever use thereof that Employer, in its sole and absolute discretion, deems advisable, including but not limited to rebroadcasts of programs or use of any portions of any program in the production or broadcast of other programs at any time, notwithstanding expiration of the Term or termination of this Agreement for any reason.
     7.3 Injunctive Relief. Executive acknowledges that Executive’s breach of this Section 7 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 7 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches this Section 7, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing this Section 7 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.
     8. Non-Interference; Non-Competition; Injunctive Relief.
     8.1 Non-Interference. During the Term, and for a period of two (2) years immediately following the expiration or early termination of the Term for any reason, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity with which Executive is associated) which has the effect of interfering with Employer’s relationship (contractual or otherwise) with: (i) on-air talent of any member of the Emmis Group; or (ii) any other employee of any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during such time period, neither Executive nor any entity with which Executive is associated shall solicit, hire or engage any on-air talent or other employee of any member of the Emmis Group or any other employee of any member of the Emmis Group to provide services for Executive’s benefit or for the benefit of any other business or entity, or solicit or encourage them to cease their employment with any member of the Emmis Group for any reason.
     8.2 Non-Competition. Executive acknowledges the special and unique nature of Executive’s employment with Employer as a senior management level employee, and understands that, as a result of Executive’s employment with Employer prior to and during the Term, Executive has gained and will continue to gain knowledge of and have access to highly sensitive and valuable information regarding the operations of Employer and its subsidiaries and affiliated entities, including but not limited to the Confidential Information described more fully in Section 7.1. Accordingly, Executive acknowledges Employer’s interest in preventing the disclosure of such information through the engagement of Executive’s services by any of Employer’s competitors following the expiration or termination of the Term for any reason. Consequently, during the Term and for a period of twelve (12) months immediately following the expiration or termination of the Term for any reason, Executive shall not engage directly or indirectly in, or become employed by, serve as an agent or consultant to, or become an officer, director, partner, principal or shareholder of, any corporation, partnership or other entity which is engaged in the radio broadcasting business or has an interest in any radio station in Slovakia, Bulgaria, Hungary, Belgium or in any market in which Employer owns or operates a radio station as of the termination date of Executive’s employment with Employer. As long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive’s ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for the purpose of this Section 8.2.

     8.3 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 8 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s employees, customers and suppliers. Executive further acknowledges that Executive’s breach of Section 8.1 or 8.2 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 8.1 or 8.2, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 8.1 or 8.2, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 8.1 or 8.2, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of noninterference set forth therein. Accordingly, the obligations set forth in Section 8.1 or 8.2 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
     8.4 Construction. Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 8 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 8 shall be severable into its component parts, all as determined by such court or tribunal.
     9. Termination of Agreement by Employer for Cause.
     9.1 Termination. Employer may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 9.3 below) in accordance with the terms and conditions of this Section 9. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice (the “Preliminary Notice”) to Executive specifying the grounds for such termination, and Executive shall have ten (10) days after receipt of the Preliminary Notice to respond to Employer in writing. If following the expiration of such ten (10) day period Employer reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination.

     9.2 Effect of Termination. In the event of termination for Cause as provided in Section 9.1 above:
     (i) Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement, and except for any obligations arising in connection with any conduct of Executive described in Section 9.3;
     (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
     (a) Pay to Executive all earned but unpaid Base Salary with respect to any applicable pay period ending on or before the termination date; and
     (b) Pay to Executive any bonus amounts which have been earned on or prior to the termination date pursuant to Section 4, if any, but which remain unpaid as of the termination date.
     9.3 Definition of Cause. For purposes of this Agreement, “Cause” shall be defined to mean any of the following: (i) Executive’s failure, refusal or neglect to perform any of Executive’s material duties or obligations under this Agreement (or any material duties assigned to Executive consistent with the terms of this Agreement) or abide by any applicable policy of Employer, or Executive’s breach of any material term or condition of this Agreement, and continuation of such failure, refusal, neglect, or breach after written notice and the expiration of a ten (10) day cure period; provided, however, that it is not the parties’ intention that the Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 9.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice and an opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission (the “FCC”), or which otherwise jeopardize any of the licenses granted to Employer or any member of the Emmis Group in connection with the ownership or operation of any radio station; (iv) theft in any amount; (v) actual or threatened violence against another employee or individual; (vi) sexual or other prohibited harassment of others; (vii) unauthorized disclosure or use of trade secrets or proprietary or confidential information, as described more fully in Section 7.1; (viii) any action which brings Employer or member of the Emmis Group into public disrepute, contempt, scandal or ridicule, and which is harmful to Employer’s business or reputation; and (ix) any matter constituting cause or misconduct under applicable laws.
     10. Termination of Agreement by Employer for Incapacity.
     10.1 Termination. If Executive shall become incapacitated (as defined in the Employer’s employee handbook or, if that is not applicable, as reasonably determined by Employer), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such incapacity or nonperformance of duties until Executive has been incapacitated for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive’s employment. The date that Executive’s employment terminates pursuant to this section is referred to herein as the “Incapacity Termination Date.”
     10.2 Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after an Incapacity Termination Date except Executive’s obligations under Section 7 and 8 that shall survive the termination or expiration of this Agreement. After an Incapacity Termination Date, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after an Incapacity Termination Date, pay to Executive those amounts described in Sections 4.4 and Section 9.2(ii). Nothing in this Section 10 or in Section 11 shall affect the amount of any benefits which may be payable to Executive under any insurance plan or policy maintained by Employer or Executive or pursuant to any Employer company practice, plan or program applicable to other senior management level employees of the Emmis Group.
     11. Death of Executive. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after Executive’s date of death, pay or grant to Executive’s estate or designated beneficiary those amounts described in Sections 4.4 and 9.2(ii).
     12. Gross Up for Taxes Imposed Under Code Section 409A.
     12.1 Employer’s Gross-Up Obligation. This Agreement is intended to comply with Code Section 409A, and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. If, however, Executive pays taxes imposed pursuant to Code Section 409A, Employer shall reimburse Executive to the extent provided in Section 12.2 or 12.3.
     12.2 Reimbursement by Agreement. If, before Executive’s tax return due date for the year in which an amount is paid hereunder, (i) Employer reasonably determines that part or all of the amounts payable pursuant to this Agreement during the year was subject to taxes under Code Section 409A, or (ii)

Executive reasonably determines that part or all of such amounts was subject to taxes under Code Section 409A, and Employer agrees with Executive’s determination (such agreement not to be unreasonably withheld, conditioned or delayed), Employer shall reimburse Executive for any taxes under Code Section 409A with respect to such payment and any additional federal, state, or local income or employment taxes imposed on Executive due to the foregoing reimbursement, so that the after-tax payment to Executive is equal to the after-tax amount that Executive would have received if Code Section 409A had not applied. Employer shall pay the reimbursement required by the preceding sentence only if Executive provides acceptable proof of payment within sixty (60) days after having paid the taxes subject to reimbursement. If Executive provides acceptable proof to Employer within such period, Employer shall pay the reimbursement required by this Section 12.2 as soon as administratively feasible (and under no circumstances more than one hundred twenty (120) days) after receiving such proof.
     12.3 Reimbursement following Audit. If Employer does not report any portion of the amounts payable to Executive hereunder as subject to taxes under Code Section 409A, and as a result of a later tax audit by the Internal Revenue Service, Executive is required to pay taxes under Code Section 409A, Employer shall reimburse Executive for any taxes under Code Section 409A with respect to such payment, any interest and penalties imposed on Executive for the failure to make timely payment of such taxes (with respect to any period before the end of the audit), and any additional federal, state, or local income or employment taxes imposed on Executive due to the foregoing reimbursement, so that the after-tax payment to Executive is equal to the after-tax amount that Executive would have received if Code Section 409A had not applied. Employer shall pay the reimbursement required by the preceding sentence only if Executive provides acceptable proof of payment within sixty (60) days after having paid the taxes subject to reimbursement. If Executive provides acceptable proof to Employer within such period, Employer shall pay the reimbursement required by this Section 12.3 as soon as administratively feasible (and under no circumstances more than one hundred twenty (120) days) after receiving such proof.
     13. Adjustments for Changes in Capitalization of Employer. In the event of any change in Employer’s outstanding Shares during the Term by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spin-off, share combination, consolidation, or other event, the number and class of Shares and/or Options and/or Restricted Shares awarded pursuant to Section 4 (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole and absolute discretion and, if applicable, in accordance with the terms of the Plan, the Option agreement evidencing the grant of the Option, and the restricted stock agreement evidencing the grant of Restricted Shares. The determination of the Compensation Committee shall be conclusive and binding. All adjustments pursuant to this Section shall be made in a manner that does not result in taxation to the Executive under Code Section 409A.

     14. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is three (3) days after the date of mailing, if sent via the U.S. postal service, first-class, postage-prepaid, (b) the date that is the next date upon which an overnight delivery service (Federal Express, UPS or DHL only) will make such delivery, if sent via such overnight delivery service, first-class, postage prepaid, or (c) the date such delivery is made, if delivered in person to the notice party specified below. Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
     (i) If to Employer:
Ian D. Arnold, Esq.
Corporate Counsel
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
With a copy to:
Gary L. Kaseff, Esq.
Executive Vice President and General Counsel
Emmis Communications Corporation
3500 W. Olive Avenue, Suite 1450
Burbank, CA 91505
     (ii) If to Executive, to Executive at Executive’s address in the personnel records of Employer.
     15. Miscellaneous.
     15.1 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.
     15.2 Payment Delays Required by Code Section 409A. To the extent required by Code Section 409A(a)(2)(B)(i) and the regulations thereunder, if Executive is a “specified employee” for purposes of such Section, payments on account of Executive’s separation from service shall be delayed to the earliest date permissible under Code Section 409A(a)(2)(B)(i).
     15.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
     15.4 Entire Agreement. This Agreement shall supersede and replace, in all respects, any prior employment agreement entered into between the parties and any such agreement shall immediately terminate and be of no further force or effect. For purposes of the preceding sentence, any change in control, restricted stock, option, and other benefits-related agreement shall not constitute a “prior employment agreement.”
     15.5 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 15.7 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any other member of the Emmis Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
     15.6 Amendments; Waivers. Except as expressly provided in the following sentence, this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. Employer may amend this Agreement to the extent that Employer reasonably determines that such change is necessary to comply with Code Section 409A and further guidance thereunder, provided that such change does not reduce the amounts payable to Executive hereunder. The failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
     15.7 Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary by written notice to Employer (or to any applicable insurance company).
     15.8 No Obligation to Utilize Services. Employer shall not be obligated to utilize Executive’s services nor use the results or products of such services even if Executive is not in default hereunder. Employer may at any time during the Term, for any reason, elect not to use Executive’s services or have any further obligations to Executive under this Agreement except as provided in the next sentence. If Employer elects not to use Executive’s services as permitted herein, Executive shall be paid Executive’s full compensation as described more fully in Sections 3 and 4 at the times and in the installments as provided herein as if Executive had fulfilled Executive’s obligations hereunder through the Term.

     15.9 Change in Fiscal Year. If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.
     15.10 Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to Executive’s breach of any of the representations or warranties contained in this Section 15.11.
     15.11 Venue. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found. Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense of lack of personal jurisdiction or improper venue.
     15.12 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.

     15.13 Severance Payment; Subsequent Employment. According to the terms and subject to the conditions set forth in this Section 15.13, in the event Employer does not allow this Agreement to automatically renew for any Contract Year after February 28, 2010 and Executive’s employment with Employer terminates, Employer shall continue to make Base Salary payments to Executive at the rate of fifty percent (50%) of Executive’s Base Salary (the “Severance Payment”) for a period of twelve (12) months immediately following Executive’s termination of employment with Employer (the “Severance Period”); provided, however, in the event Executive commences subsequent employment at any time during the Severance Period, Employer’s financial obligation pursuant to this provision shall be reduced by any amounts paid to Executive by Executive’s subsequent employer during the Severance Period. In the event that Executive’s subsequent compensation equals or exceeds the Severance Payment, Employer’s financial obligation to Executive pursuant to this provision shall immediately terminate. It is understood and agreed that, as a material condition upon which Executive shall be entitled to receive the Severance Payment, and as an inducement to Emmis’ agreement to pay Executive the Severance Payment, Executive agrees to: (i) execute a general release in a form acceptable to Emmis upon the termination of Executive’s employment; and (ii) promptly notify Employer in writing of the commencement date upon which Executive begins subsequent employment along with the particulars of Executive’s subsequent compensation package for purposes of determining Employer’s continuing obligations, if any, under this Section 15.13. Notwithstanding anything to the contrary contained in this Agreement, Executive shall not be entitled to the Severance Payment if Employer elects not to allow the Agreement to automatically renew for any Contract Year after February 28, 2010, but offers Executive reasonably acceptable employment for that Contract Year or if Executive’s employment is terminated either (a) by Employer under Section 9.1, (b) by reason of Executive’s disability or death under Section 10 or 11, (c) by Executive for any reason other than a material breach of any of the terms and conditions of this Agreement by Employer (after providing Employer with notice of such breach and a reasonable opportunity to cure such breach), or (d) by Executive not allowing this Agreement to automatically renew for any Contract Year after February 28, 2010. Executive acknowledges that Executive shall not be entitled to any additional severance compensation upon the termination or expiration of this Agreement other than the Severance Payment.
     15.14 Change in Control. In the event of a “Change in Control,” the rights and obligations of Executive and Employer shall be set forth in the separate Change in Control Agreement executed by the parties (“CIC Agreement”). “Change in Control” shall have the meaning ascribed to it in the CIC Agreement. Notwithstanding the preceding provisions or any provision of the CIC Agreement, Employer shall have the right to amend the CIC Agreement to the extent that it reasonably deems such amendment necessary to comply with the requirements of Code Section 409A.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMMIS OPERATING COMPANY (“Employer”)
By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer

PAUL W. FIDDICK (“Executive”)
/s/ Paul W. Fiddick
Paul W. Fiddick